Exhibit 4.2

STOCKHOLDERS AGREEMENT

SMART SAND, INC.

November 9, 2016

SMART SAND, INC.

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2016, by and among Smart Sand, Inc., a Delaware corporation (the “Company”), and each of Clearlake Capital Partners II (Master), L.P., a Delaware limited partnership (“Clearlake”), and Keystone Cranberry, LLC, a Pennsylvania limited liability company (“Keystone” and Clearlake, each a “Principal Stockholder”). This Agreement shall become effective (the “Effective Date”) upon the closing of the Company’s initial public offering of shares of its common stock, par value $0.001 per share (the “Common Stock”).

WHEREAS, the Company is contemplating making an initial public offering of shares of its Common Stock;

WHEREAS, in connection with the initial public offering, the Company and each of the Principal Stockholders wish to set forth certain understandings between such Principal Stockholder and the Company, including with respect to certain governance matters;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees with each of the Principal Stockholders as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person; provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of either of the Principal Stockholders. As used herein, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Beneficially Own” means that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Company.

“Board” means the board of directors of the Company.

“Change of Control” means (i) the sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than to either of the Principal Stockholder or their respective Affiliates; or (ii) any transaction or series of related transactions (including, but not limited to, a merger or consolidation) that results in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than either of the Principal Stockholders and their respective Affiliates, acquiring shares of Common Stock or other equity interest of the Company that represent more than 50% of the total voting power of the Company (or any resulting company after such transaction).

“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

2. Board Nomination Rights.

(a) The Company covenants and agrees with Clearlake that, on and after the Effective Date, at every meeting of the Board, or a committee thereof, for which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, Clearlake, together with its Affiliates, shall have the right, but not the obligation, to appoint or nominate for election to the Board, as applicable, a number of representatives equal to (such persons, the “Clearlake Nominees”): (i) three (3) directors so long as Clearlake (together with its Affiliates) Beneficially Owns at least thirty percent (30%) of the then outstanding Common Stock; (ii) two (2) directors so long as Clearlake (together with its Affiliates) Beneficially Owns at least twenty percent (20%) of the then outstanding Common Stock; and (iii) one (1) director so long as Clearlake (together with its Affiliates) Beneficially Owns at least ten percent (10%) of the then outstanding Common Stock. At the Effective Date, the initial Clearlake Nominees shall be José E. Feliciano, Colin Leonard and Timothy Pawlenty.

(b) The Company covenants and agrees with Keystone that, on and after the Effective Date, at every meeting of the Board, or a committee thereof, for which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, Keystone, together with its Affiliates, shall have the right, but not the obligation, to appoint or nominate for election to the Board, as applicable, a number of representatives equal to (such persons, the “Keystone Nominees” and together with the Clearlake Nominees, the “Nominees”): (i) three (3) directors so long as Keystone (together with its Affiliates) Beneficially Owns at least thirty percent (30%) of the then outstanding Common Stock; (ii) two (2) directors so long as Keystone (together with its Affiliates) Beneficially Owns at least twenty percent (20%) of the then outstanding Common Stock; and (iii) one (1) director so long as Keystone (together with its Affiliates) Beneficially Owns at least ten percent (10%) of the then outstanding Common Stock. At the Effective Date, the initial Keystone Nominees shall be Charles E. Young and Andrew Speaker.

(c) At the Effective Date, the Board shall be comprised of seven members.

(d) The Company covenants and agrees with each of the Principal Stockholders that, for so long as such Principal Stockholder has the right to designate at least one (1) director pursuant to Section 2(a) or Section 2(b), the Board shall be divided in three classes designated Class I, Class II and Class III, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders of the Company. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders of the Company after the Effective Date, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders of the Company after the Effective Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders of the Company after the Effective Date. The initial Clearlake Nominees shall be assigned to each class as follows: Timothy Pawlenty shall serve in Class I, Colin Leonard shall serve in Class II, and José E. Feliciano shall serve in Class III. The initial Keystone Nominees shall be assigned to Class II and Class III as follows: Andrew Speaker shall serve in Class II and Charles E. Young shall serve in Class III.

(e) No reduction in the number of shares of Common Stock over which a Principal Stockholder and its respective Affiliates retain voting control shall shorten the term of any incumbent director.

(f) In the event that any Nominee shall cease to serve for any reason, the Principal Stockholder that nominated such Nominee shall be entitled to designate such person’s successor in accordance with this Agreement (regardless of the Principal Stockholder’s Beneficial Ownership in the Company at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor Nominee (it being understood that any such Nominee shall serve the remainder of the term of the director whom such Nominee replaces).

(g) If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Principal Stockholder that nominated such Nominee shall be entitled to designate promptly another Nominee and the director position for which the original Nominee was nominated shall not be filled pending such designation.

(h)	The Company shall use its best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to each of the Principal Stockholders and the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

3. Company Obligations. The Company covenants and agrees with each Principal Stockholder that, for so long as such Principal Stockholder has the right to designate at least one (1) director pursuant to Section 2(a) or Section 2(b), respectively, the Company agrees to use its best efforts to ensure that (i) each Nominee nominated pursuant to Section 2(a) or Section 2(b), as applicable, is included in the Board’s slate of nominees to the stockholders for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

4. Committees. The Company covenants and agrees with each Principal Stockholder that, as of the Effective Date, the Board shall have three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each comprised of three directors. The members of the Audit Committee shall initially include Sharon Spurlin, as committee chairman, Timothy Pawlenty and Tracy Robinson. The members of the Compensation Committee shall initially include José E. Feliciano, as committee chairman, Timothy Pawlenty and Tracy Robinson. The members of the Nominating and Corporate Governance Committee shall initially include Colin Leonard, as committee chairman, and Tracy Robinson. The Company covenants and agrees with each Principal Stockholder that, for so long as such Principal Stockholder has the right to designate at least one (1) director pursuant to Section 2(a) or Section 2(b), as applicable, such Principal Stockholder shall have the right, but not the obligation, to designate at least one of its Nominees as a member to each of the committees of the Board, provided that any such Nominees shall be directors and shall be eligible to serve on the applicable committee under applicable law and the NASDAQ listing standards, including any applicable independence requirements (subject to any applicable exceptions, including those for newly public companies, and any applicable phase-in periods). Any additional members shall be designated by the Board.

5. Approval Rights.

(a) The Company covenants and agrees with each Principal Stockholder that, for so long as such Principal Stockholder Beneficially Owns at least 20% of the then outstanding Common Stock, the Company shall not take or commit to take, and (to the extent applicable) shall not cause or permit any of its Subsidiaries to take or commit to take, directly or indirectly, whether by amendment, merger, consolidation, reorganization or otherwise, any transaction or series of related transactions involving a Change of Control of the Company without the approval of such Principal Stockholder:

(b) The Company covenants and agrees with each Principal Stockholder that, for so long as such Principal Stockholder has Nominee serving on the Board, the Company shall not take or commit to take, and (to the extent applicable) shall not cause or permit any of its Subsidiaries to take or commit to take, directly or indirectly, whether by amendment, merger, consolidation, reorganization or otherwise, any of the following actions without the approval of such Principal Stockholder:

1.	any increase or decrease in the size or composition of the Board, committees of the Board, and boards and committees of Subsidiaries of the Company; or

2.	any action that otherwise could reasonably be expected to adversely affect such Principal Stockholder’s rights under Section 2 or Section 4.

6. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and, with respect to any provision applicable to such Principal Stockholder, such Principal Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7. Non-Promotion Language. The Company agrees that it will not, without the prior written consent of the applicable Principal Stockholder, (a) use in advertising, publicity, on the Company’s website or otherwise, the name of the such Principal Stockholder or any of its Affiliates or any partner or employee of such Principal Stockholder or its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Principal Stockholder or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by such Principal Stockholder or its Affiliates.

8. Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of each Principal Stockholder. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

9. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

11. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 18, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13. Entire Agreement. Without limiting any of the rights of any Principal Stockholder under the Company’s Second Amended Restated Certificate of Incorporation or Second Amended and Restated Bylaws as they may be amended from time to time, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the Company and each Principal Stockholder with respect to the subject matter hereof.

14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. An executed copy or counterpart hereof delivered by means of a photographic, photostatic, facsimile or similar reproduction shall be deemed an original instrument.

15. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

16. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

17. Specific Performance. Each of the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

18. Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

Smart Sand, Inc.

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

Fax: (832) 791-5975

Attn: Lee E. Beckelman

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Fax: (713) 546-5401

Attn: Ryan J. Maierson

If to Clearlake or any Clearlake Nominee:

Clearlake Capital Partners II (Master), L.P.

c/o Clearlake Capital Group

233 Wilshire Blvd, Suite 800

Santa Monica, CA 90401

Fax: (310) 400-8801

Attn: José E. Feliciano and Fred Ebrahemi

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Fax: (312) 862-2200

Attn: Carol Anne Huff and Hamed Meshki

If to Keystone or any Keystone Nominee:

Keystone Cranberry, LLC

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

Fax: (832) 791-5975

Attn: Charles E. Young

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Fax: (713) 546-5401

Attn: Ryan J. Maierson

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 18 during regular business hours.

19.	Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

20.	Independent Nature of Each Principal Stockholder’s Rights and Obligations. The obligations of each Principal Stockholder’s Rights and Obligations under this Agreement are several and not joint with the obligations of any other Principal Stockholder, and no Principal Stockholder shall be responsible in any way for the performance of the obligations of any other Principal Stockholder under this Agreement. Nothing contained herein, and no action taken by any Principal Stockholder pursuant hereto, shall be deemed to create a presumption that the Principal Stockholders are in any way acting in concert or as a group with respect to the rights and obligations contemplated by this Agreement. Each Principal Stockholder shall be entitled to independently protect and enforce its rights under this Agreement, and it shall not be necessary for any other Principal Stockholder to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SMART SAND, INC.

By: /s/ Lee Beckelman
Name: Lee Beckelman
Title: Chief Financial Officer

[Smart Sand, Inc. - Stockholders Agreement]

CLEARLAKE CAPITAL PARTNERS II (MASTER), L.P.

By:	Clearlake Capital Partners II GP, L.P., its General Partner

By:	Clearlake Capital Partners, LLC, its General Partner

By:	/s/ José E. Feliciano
Name: José E. Feliciano
Title: Co-President

[Smart Sand, Inc. - Stockholders Agreement]

KEYSTONE CRANBERRY, LLC

By:	/s/ Charles E. Young
Name: Charles E. Young
Title: Managing Member

[Smart Sand, Inc. - Stockholders Agreement]